Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of this 13th day of July, 2010, by and between CenterState Banks, Inc., a Florida corporation (the “Corporation” or the “Employer”), and John C. Corbett, Executive Vice President of the Corporation and President and Chief Executive Officer of the Bank (the “Executive”).

WHEREAS, the Executive is the Executive Vice President of the Corporation and President and Chief Executive Officer of CenterState Bank of Florida, National Association, a national banking association and wholly owned subsidiary of the Corporation (the “Bank”), possessing unique skills, knowledge, and experience relating to the Employer’s business, and the Executive has made and is expected to continue to make major contributions to the profitability, growth, and financial strength of the Employer and affiliates, and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the Employer’s best knowledge, is contemplated insofar as the Employer or any affiliates are concerned.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

1.1 Employment. The Employer hereby employs the Executive to serve as Executive Vice President of the Corporation and President and Chief Executive Officer of CenterState Bank of Florida, presently the Corporation’s lead bank, and has been designated the successor to the Corporation’s Chief Executive Officer, Ernest S. Pinner, and whose duties and responsibilities include investor relations and mergers and acquisitions, according to the terms and conditions of this Agreement and for the period stated in section 1.2. The Executive shall serve under the direction of the Chairman, President, and Chief Executive Officer of the Corporation and the Employer’s board of directors and in accordance with the Employer’s Bylaws and in accordance with the Employer’s Articles of Incorporation or Articles of Association, as amended or restated from time to time. The Executive shall serve the Employer faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall exclusively devote full working time, energy, and attention to the business of the Employer and to the promotion of the Employer’s interests throughout the term of this Agreement. Without the written consent of the Corporation and the Bank, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this section 1.1 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.2 Term. The initial term of employment shall be a period of three years, commencing on the effective date first written above. On the first anniversary of the effective date and on each anniversary thereafter, the Executive’s employment shall be extended automatically for one additional year unless the Employer’s board of directors determines that the term shall not be extended. If the board of directors determines not to extend the term, it shall promptly notify the Executive in writing. If the board decides not to extend the term of employment, this Agreement shall nevertheless remain in force until the employment term expires. The board’s decision not to extend the term of employment shall not – by itself – give the Executive any rights under this Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4 or 5 of this Agreement. References herein to the term of employment mean the initial term, as the same may be extended.

ARTICLE 2

COMPENSATION

2.1 Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, the Employer shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $250,000, payable in installments in accordance with the Employer’s regular pay practices. The Executive’s salary shall be reviewed annually by the Employer’s board of directors or by the board committee having jurisdiction over executive compensation. In the discretion of the board or the committee having jurisdiction over executive compensation (x) the Executive’s salary may be increased to account for increases in the cost of living, but cost-of-living increases, if any, shall not occur more frequently than annually, and (y) the Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases. However, the Executive’s salary shall not be reduced. The Executive’s salary, as the same may be increased from time to time, is referred to in this Agreement as the “Base Salary.”

2.2 Benefit Plans and Perquisites. (a) The Executive shall be entitled throughout the term of this Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability, and group life benefits, including the Employer’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits.

(b) Reimbursement of business expenses. Subject to guidelines issued from time to time by the Employer and upon submission of documentation to support expense reimbursement in conformity with applicable requirements of federal income tax laws and regulations, the Executive shall be entitled to reimbursement for all reasonable business expenses incurred performing the obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Employer and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

(c) Vacation. The Executive shall be entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by the Employer.

(d) Disability insurance. The Employer shall reimburse the Executive for the Executive’s cost to purchase and maintain disability insurance coverage providing for a monthly disability benefit to age 65 not to exceed the lesser of (x) 60% of Base Salary or (y) $25,000. The amount reimbursed by the Employer shall be grossed up to compensate the Executive for Federal and state income taxes imposed as a result of the Employer’s reimbursement of the Executive’s cost. The disability insurance policy shall be owned by the Executive exclusively.

ARTICLE 3

EMPLOYMENT TERMINATION

3.1 Termination Because of Death or Disability. (a) Death. The Executive’s employment shall terminate automatically at the Executive’s death. If the Executive dies in active service to the Employer, the Executive’s estate shall receive any sums due to the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurred, any bonus earned or accrued through the date of death, including any unvested amounts awarded for previous years, and for twelve months after the Executive’s death the Employer shall provide without cost to the Executive’s family continuing health care coverage under COBRA substantially identical to that provided for the Executive before death.

(b) Disability. By delivery of written notice 30 days in advance to the Executive, the Employer may terminate the Executive’s employment if the Executive is disabled. For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Employer and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of 90 consecutive days, and the Insurance Company that is providing the Executive’s disability insurance coverage concurs that the Executive is considered “disabled” pursuant to the terms and conditions of the insurance policy(s) in place contemplated in Article 2.2 (d). The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within 30 days after the Employer gives notice of termination due to disability. If the Executive’s employment terminates because of disability, the Executive shall receive the salary earned through the date on which termination became effective, any unpaid bonus or incentive compensation due to the Executive for the calendar year preceding the calendar year in which the termination became effective, any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, and such other benefits to which the Executive may be entitled under the Employer’s benefit plans, policies, and agreements, or the provisions of this Agreement.

3.2 Involuntary Termination with Cause. The Employer may terminate the Executive’s employment with Cause. If the Executive’s employment terminates with Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. The Executive shall not be deemed to have been terminated with Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution adopted at a meeting of the board of directors called and held for the purpose, which resolution shall (x) contain findings that in the board’s good faith opinion the Executive has committed an act constituting Cause, and (y) specify the particulars thereof. For purposes of this Agreement “Cause” means any of the following –

(a) gross negligence or gross neglect of duties to the Corporation,

(b) conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Corporation, or

(c) fraud, disloyalty, dishonesty, or wilful violation of any law or significant Corporation policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Corporation.

3.3 Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive 90 days in advance, the Employer may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the 90-day period. With advance written notice to the Employer as provided in clause (y), the Executive may terminate employment with Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions of the safe-harbor definition of good reason contained in Internal Revenue Code section 409A are satisfied, as the same may be amended from time to time. References in this Agreement to Internal Revenue Code section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under section 409A. For purposes of clarification and without intending to affect the foregoing reference to section 409A for the definition of Good Reason, as of the effective date of this Agreement the safe-harbor definition of separation from service for good reason in Rule 1.409A-1(n)(2)(ii) would provide as follows –

(x) a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent –

1) a material diminution of the Executive’s Base Salary,

2) a material diminution of the Executive’s authority, duties, or responsibilities,

3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,

4) the departure of the supervisor to whom the Executive is required to report, unless the Executive is the successor to the supervisor,

5) a material diminution in the budget over which the Executive retains authority,

6) a material change in the geographic location at which the Executive must perform services for the Employer, or

7) any other action or inaction that constitutes a material breach by the Employer of this Agreement.

(y) the Executive must give notice to the Employer of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Employer shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial existence of the condition.

3.4 Voluntary Termination by the Executive Without Good Reason. If the Executive terminates employment voluntarily but without Good Reason, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective.

3.5 Termination Generally. If at employment termination the Executive is serving as a director of the Corporation or the Bank, the Executive shall be deemed to have resigned as a director effective immediately after termination, regardless of whether the Executive submits a formal, written resignation as director. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings or correspondence, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Employer, its affiliates, and their respective directors and officers, whether of a public nature or not, and whether prepared by Executive or not, are and at employment termination shall remain the exclusive property of the Employer, without the Employer’s advance written consent shall not be removed from their premises except as required in the course of providing services under this Agreement, and at termination shall be promptly returned by the Executive to the Employer.

ARTICLE 4

SEVERANCE COMPENSATION

4.1 Cash Severance after Termination Without Cause or Termination with Good Reason. If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, on the first day of the seventh month after the month in which the Executive’s employment terminates the Employer shall pay to the Executive in a single lump sum cash in an amount equal to one times the highest annual compensation as reported on the Executive’s Form W-2 over the three-year period immediately preceding the year in which notice of employment termination is given, without discount for the time value of money. The Employer and the Executive acknowledge and agree that the compensation and benefits under this section 4.1 shall not be payable if compensation and benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

4.2 Post-Termination Insurance Coverage. (a) Subject to section 4.2(b), if the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, the Employer shall continue or cause to be continued at the Employer’s expense and on behalf of the Executive and the Executive’s dependents and beneficiaries medical and dental insurance coverage as in effect during and in accordance with the same schedule prevailing in the 12 months preceding the date of the Executive’s termination, along with the disability reimbursement and gross-up benefit under section 2.2(d). The medical and dental insurance benefits provided by this section 4.2(a) shall be reduced if the Executive obtains medical or dental insurance benefits through another employer, or eliminated entirely if the other employer’s insurance benefits are equivalent or superior to the benefits provided under this section 4.2(a). If the insurance benefits are reduced, they shall be reduced by an amount such that the Executive’s aggregate insurance benefits for the period specified in this section 4.2(a) are equivalent to the benefits to which the Executive would have been entitled had the Executive not obtained medical or dental insurance benefits through another employer. The medical and dental insurance coverage and disability (including income tax gross up) benefit shall continue until the first to occur of (w) the Executive’s return to employment with the Employer or another employer providing equivalent or superior insurance benefits, (x) the Executive’s attainment of age 65, (y) the Executive’s death, or (z) the end of the term remaining under this Agreement when the Executive’s employment terminates. This section 4.2 shall not be interpreted to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Employer’s employee benefit plans, agreements, programs, or practices after the Executive’s employment termination, including without limitation retiree medical benefits.

(b) If (x) under the terms of the applicable policy or policies for the insurance benefits specified in section 4.2(a) it is not possible to continue the Executive’s coverage or (y) when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if any of the continued insurance benefits specified in section 4.2(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available for that particular insurance benefit, instead of continued insurance coverage under section 4.2(a) the Employer shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Employer’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for the lesser of the number of months remaining in the term of this Agreement or the number of months until the Executive attains age 65. The lump-sum payment shall be made 30 days after employment termination or, if section 4.1(b) applies and a six-month delay is required under Internal Revenue Code section 409A, on the first day of the seventh month after the month in which the Executive’s employment terminates.

4.3 Release. The Executive shall be entitled to no compensation or other benefits under this Article 4 unless the Executive enters into a release in form satisfactory to the Executive and the Employer acknowledging the Employer’s and the Executive’s remaining obligations and discharging both parties, as well as the Employer’s officers, directors, and employees for their actions for or on behalf of the Employer, from any other claims or obligations arising out of the Executive’s employment by the Employer, including the circumstances of the Executive’s employment termination. The non-compete and other covenants contained in Article 7 of this Agreement are not contingent on the Executive entering into a release under this section 4.3 and shall be effective regardless of whether the Executive enters into the release.

ARTICLE 5

CHANGE IN CONTROL

5.1 Change in Control Benefits. If a Change in Control occurs during the term of this Agreement, the Employer shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to three times the highest annual compensation as reported on the Executive’s Form W-2 over the three-year period immediately preceding the year in which the Change in Control occurs. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this section 5.1 is payable on the date the Change in Control occurs. If the Executive receives payment under this section 5.1 the Executive shall not be entitled to any additional severance benefits under section 4.1 of this Agreement after employment termination. The Executive shall be entitled to benefits under this section 5.1 on no more than one occasion during the term of this Agreement.

5.2 Change in Control Defined. For purposes of this Agreement “Change in Control” means a change in control as defined in Internal Revenue Code section 409A, as the same may be amended from time to time. For purposes of clarification and without intending to affect the foregoing reference to section 409A for the definition of Change in Control, as of the effective date of this Agreement a Change in Control as defined in Rule 1.409A-3(i)(5) would provide as follows –

(a) Change in ownership: a change in ownership of the Employer occurs on the date any one person or group accumulates ownership of Employer stock constituting more than 50% of the total fair market value or total voting power of Employer stock, or

(b) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Employer stock possessing 30% or more of the total voting power of Employer stock, or (y) a majority of the Employer’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Employer’s board of directors, or

(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Employer’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Employer assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Employer’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Employer’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

5.3 Gross-Up for Taxes. (a) Additional payment to account for Excise Taxes. If the Executive receives the lump-sum payment under section 5.1 of this Agreement and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with the Employer (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to the Excise Tax under section 280G and section 4999 of the Internal Revenue Code (the “Excise Tax”), the Employer shall pay or cause to be paid to the Executive the following additional amounts, consisting of (x) a payment equal to the Excise Tax payable by the Executive under section 4999 on the Total Benefits (the “Excise Tax Payment”) and (y) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes. Together, the additional amounts described in clauses (x) and (y) are referred to in this Agreement as the “Gross-Up Payment Amount.” Payment of the Gross-Up Payment Amount shall be made in addition to the amount set forth in section 5.1 and shall be made at the same time payment is made under section 5.1.

Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

1)	Determination of “parachute payments” subject to the Excise Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s employment termination (whether under the terms of this Agreement or any other agreement or any other benefit plan or arrangement with the Employer, any person whose actions result in a Change in Control, or any person affiliated with the Employer or such person) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Internal Revenue Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by the Employer as of the date immediately before the Change in Control (the “Accounting Firm”) such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Internal Revenue Code in excess of the “base amount” (as defined in section 280G(b)(3) of the Internal Revenue Code), or are otherwise not subject to the Excise Tax,

2)	Calculation of benefits subject to the Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (y) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

3)	Value of noncash benefits and deferred payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code.

Assumed Marginal Income Tax Rate. For purposes of determining the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of the Change in Control or employment termination, net of the reduction in federal income taxes that can be obtained from deduction of state and local taxes (calculated by assuming that any reduction under section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when the Change in Control occurred or when the Executive’s employment terminated, the Executive shall repay to the Employer – when the amount of the reduction in Excise Tax is finally determined – the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction).

If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Change in Control occurred or when the Executive’s employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), the Employer shall make an additional payment to the Executive for that excess (plus any interest, penalties or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

(b) Responsibilities of the Accounting Firm and the Employer. Determinations Shall Be Made by the Accounting Firm. Subject to the provisions of section 5.3(a), all determinations required to be made under this section 5.3(b) – including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount, and the assumptions to be used to arrive at the determination (collectively, the “Determination”) – shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Employer and the Executive at least 30 business days before the date of the Change in Control, or such earlier time as is requested by the Employer.

Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. The Employer shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

Accounting Firm’s Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect and to the effect that failure to report Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

Accounting Firm’s Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on the Employer and the Executive. Because of the uncertainty when the Determination is made about whether any of the Total Benefits will be subject to the Excise Tax, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by the Employer (“Underpayment”) or that a Gross-Up Payment Amount will be made that should not have been made by the Employer (“Overpayment”). If after a Determination by the Accounting Firm the Executive is required to pay additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment. The Underpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Employer to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for the Excise Tax according to section 5.3(a), the Accounting Firm shall determine the amount of the Overpayment. The Overpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Executive to or for the benefit of the Employer. Provided that the Executive’s expenses are reimbursed by the Employer, the Executive shall cooperate with any reasonable requests by the Employer in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the Determination required hereunder (in which case the term “Accounting Firm” as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive).

ARTICLE 6

CONFIDENTIALITY AND CREATIVE WORK

6.1 Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Employer or its business, or anything connected therewith. As used in this Article 6, the term “confidential information” means all of the Employer’s and affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, customer information, employee lists, employee information, financial products and services, financial products and services pricing, financial information and projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of the State of Florida.

However, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Employer, or (y) otherwise than by or at the direction of the Executive. This section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2 Return of Materials. The Executive agrees to deliver or return to the Employer upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by the Executive in connection with the Executive’s services hereunder. The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.3 Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Employer. The Executive hereby assigns to the Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws. This section 6.3 shall not be construed to require assignment to the Employer of the Executive’s right, title, and interest in creative work and work product, including but not limited to inventions, patents, trademarks, and copyrights, developed by the Executive entirely on the Executive’s own time and without using the Employer’s equipment, supplies, facilities, or trade secrets unless the creative work or work product (x) relates to the Employer’s business or actual or demonstrably anticipated research or development or (y) results from any work performed by the Executive for the Employer. However, to enable the Employer to determine the rights of the Employer and the Executive in any creative work and work product developed by the Executive that the Executive considers nonassignable under this section 6.3, including but not limited to inventions, patents, trademarks, and copyrights, the Executive shall during the term of this Agreement timely report to the Employer all such creative work and work product.

6.4 Injunctive Relief. The Executive hereby acknowledges that the enforcement of this Article 6 is necessary to ensure the preservation, protection, and continuity of the business, trade secrets, and goodwill of the Employer, and that the restrictions set forth in Article 6 are reasonable in terms of time, scope, territory, and in all other respects. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Employer if the Executive fails to observe the obligations imposed by Article 6. Accordingly, if the Employer institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. If there is a breach or threatened breach by the Executive of the provisions of Article 6, the Employer shall be entitled to an injunction without bond to restrain the breach or threatened breach, and the prevailing party in any the proceeding shall be entitled to reimbursement for all costs and expenses, including reasonable attorneys’ fees. The existence of any claim or cause of action by the Executive against the Employer shall not constitute and shall not be asserted as a defense by the Executive to enforcement of Article 6.

6.5 Affiliates’ Confidential Information is Covered. For purposes of this Agreement the term “affiliate” includes the Corporation, the Bank, and any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Corporation or the Bank.

6.6 Survival of Obligations. The Executive’s obligations under Article 6 shall survive employment termination regardless of the manner in which termination occurs and shall be binding upon the Executive’s heirs, executors, and administrators.

ARTICLE 7

COMPETITION AFTER EMPLOYMENT TERMINATION

7.1 Restrictions on the Executive’s Post-Employment Activities. The restrictions in this Article 7 have been negotiated, presented to and accepted by the Executive contemporaneous with the offer and acceptance by the Executive of this Agreement and the benefits promised in a Supplemental Executive Retirement Agreement signed or to be signed in 2010 by the Executive and the Corporation. The Employer’s decision to enter into this Agreement and the Supplemental Executive Retirement Agreement is conditioned upon the Executive’s agreement to be bound by the restrictions contained in this Article 7. This Article 7 shall be void if a Change in Control occurs before the Executive’s employment termination. For purposes of this Article 7 the term “Employer” includes not only the Corporation but also the Bank.

(a) Promise of no solicitation. The Executive promises and agrees that during the Restricted Period (as defined below) and in the Restricted Territory (as defined below) the Executive shall1:

1. not directly or indirectly solicit or attempt to solicit any Customer (as defined below) to accept or purchase Financial Products or Services (as defined below) of the same nature, kind, or variety as provided to the Customer by the Employer during the two years immediately before the Executive’s employment termination with the Employer,

[1]

For example, the promise of no solicitation applies if the Executive is conducting prohibited business in the Restricted Territory or if the entity with, for or to whom the Executive is conducting prohibited business is located within the Restricted Territory.

2. not directly or indirectly influence or attempt to influence any Customer, joint venturer, or other business partner of the Employer to alter that person or entity’s business relationship with the Employer in any respect, and

3. not accept the Financial Products or Services business of any Customer or provide Financial Products or Services to any Customer on behalf of anyone other than the Employer.

(b) Promise of no competition. The Executive promises and agrees that during the Restricted Period in the Restricted Territory the Executive shall not engage, undertake, or participate in the business of providing, selling, marketing, or distributing Financial Products or Services of a similar nature, kind, or variety (x) as offered by the Employer to Customers during the two years immediately before the Executive’s employment termination with the Employer, or (y) as offered by the Employer to any of its Customers during the Restricted Period.2

(c) Promise of no raiding/hiring. The Executive promises and agrees that during the Restricted Period the Executive shall not solicit or attempt to solicit and shall not encourage or induce in any way any employee, joint venturer, or business partner of the Employer to terminate an employment or contractual relationship with the Employer. The Executive agrees that the Executive shall not hire any person employed by Employer during the two-year period before the Executive’s employment termination with the Employer or any person employed by the Employer during the Restricted Period.

(d) Promise of no disparagement. The Executive promises and agrees that during the Restricted Period the Executive shall not cause statements to be made (whether written or oral) that reflect negatively on the business reputation of the Employer. The Employer likewise promises and agrees that during the Restricted Period the Employer shall not cause statements to be made (whether written or oral) that reflect negatively on the reputation of the Executive.

(e) Acknowledgment. The Executive and the Employer acknowledge and agree that the provisions of this Article 7 have been negotiated and carefully determined to be reasonable and necessary for the protection of legitimate business interests of the Employer. Both parties agree that a violation of Article 7 is likely to cause immediate and irreparable harm that will give rise to the need for court ordered injunctive relief. In the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Employer shall be entitled to obtain an injunction without bond restraining the Executive from violating the terms of this Agreement and to institute an action against the Executive to recover damages from the Employee for such breach. These remedies for default or breach are in addition to any other remedy or form of redress provided under Florida law. The parties acknowledge that the provisions of this Article 7 survive termination of the employment relationship, but the provisions of this Article 7 shall be null and void if a Change in Control occurs before employment termination. The parties agree that if any of the provisions of this Article 7 are deemed unenforceable by a court of competent jurisdiction, that such provisions may be stricken as independent clauses by the court in order to enforce the remaining territory restrictions and that the intent of the parties is to afford the broadest restriction on post-employment activities as set forth in this Agreement. Without limiting the generality of the foregoing, without limiting the remedies available to the Employer for violation of this Agreement, and without constituting an election of remedies, if the Executive violates any of the terms of Article 7 the Executive shall forfeit on the Executive’s own behalf and that of beneficiary(ies) any rights to and interest in any severance or other benefits under this Agreement or other contract the Executive has with the Bank or the Corporation.

[2]

For example, the promise of no competition applies if the Executive is conducting prohibited business in the Restricted Territory or if the entity with, for or to whom the Executive is conducting prohibited business is located within the Restricted Territory.

(f) Definitions: 1. “Restricted Period” as used herein means the one-year period immediately after the Executive’s termination and/or separation of employment with the Employer, regardless of the reason for termination and/or separation. The Restricted Period shall be extended in an amount equal to any time period during which a violation of Article 7 of this Agreement is proven.

2. “Restricted Territory” as used herein means all of Polk County, Florida.

3. “Customer” as used herein means any individual, joint venturer, entity of any sort, or other business partner of the Employer, with, for or to whom the Employer has provided Financial Products or Services during the last two years of the Executive’s employment with the Employer; or any individual, joint venturer, entity of any sort, or business partner whom the Employer has identified as a prospective customer of Financial Products or Services within the last two years of the Executive’s employment with the Employer.

4. “Financial Products or Services” as used herein means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employer or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which the Executive was involved during the Executive’s employment with the Employer.

ARTICLE 8

MISCELLANEOUS

8.1 Successors and Assigns. (a) This Agreement is binding on successors. This Agreement shall be binding upon the Employer and any successor to the Employer, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Employer’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Employer. By agreement in form and substance satisfactory to the Executive, the Employer shall require any successor to all or substantially all of the business or assets of the Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employer would be required to perform had no succession occurred.

(b) This Agreement is enforceable by the Executive’s heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) This Agreement is personal in nature and is not assignable. This Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 8.1, the Employer shall have no liability to pay any amount to the assignee or transferee.

8.2 Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of Florida, without giving effect to any conflict of laws provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in the State of Florida. Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Polk County, Florida or in the federal court having jurisdiction in Winter Haven, Florida. The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

8.3 Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void. This Agreement supersedes in its entirety the July 11, 2006 Change in Control and Severance Agreement between the Corporation and the Executive, and from and after the date of this Agreement the July 11, 2006 Change in Control and Severance Agreement, as amended by the Amendment to Change in Control and Severance Agreement, shall be of no further force or effect.

8.4 Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to CenterState Banks, Inc., 42745 U.S. Highway 27, Davenport, Florida 33837, Attention: Corporate Secretary.

8.5 Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7 Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision or affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.8 Payment of Legal Fees. The Employer is aware that after a Change in Control management could cause or attempt to cause the Employer to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Employer to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Employer desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Employer desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Employer has failed to comply with any of its obligations under this Agreement, or (y) the Employer or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Employer irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the

Employer’s expense as provided in this section 8.8, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder, or other person affiliated with the Employer, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Employer and any counsel chosen by the Executive under this section 8.8, the Employer irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Employer and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Employer on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Employer’s obligation to pay the Executive’s legal fees provided by this section 8.8 operates separately from and in addition to any legal fee reimbursement obligation the Employer may have with the Executive under any separate severance or other agreement. Despite anything in this Agreement to the contrary, however, the Employer shall not be required to pay or reimburse Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3]. Despite anything in this Agreement to the contrary, however, the Employer shall not be required to pay or reimburse Executive’s legal expenses under this section 8.8 if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

8.9 FDIC Part 359 Limitations. Despite any contrary provision within this Agreement, any payments made to the Executive under this Agreement, or otherwise, shall be subject to compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments, and any other regulations or guidance promulgated thereunder.

8.10 Consultation with Counsel and Interpretation of this Agreement. The Executive has had the assistance of counsel of the Executive’s choosing in the negotiation of this Agreement or the Executive has chosen not to have the assistance of counsel. Both parties hereto having participated in the negotiation and drafting of this Agreement, they hereby agree that there shall not be strict interpretation against either party in any review of this Agreement in which interpretation of the Agreement is an issue.

8.11 Compliance with Internal Revenue Code Section 409A. The Employer and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including Articles 4 or 5, will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Agreement to the contrary the Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, the provision shall be applied in a manner consistent with those requirements despite any contrary provision of this Agreement. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Employer shall reform the provision. However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

EXECUTIVE	CORPORATION/EMPLOYER
CenterState Banks, Inc.

/s/ John C. Corbett	By:	/s/ Ernest S. Pinner
John C. Corbett		Ernest S. Pinner
	Its:	Chief Executive Officer and Chairman of the Board of Directors

Polk County	)
) ss:
State of Florida	)

Before me this 13th day of July, 2010, personally appeared the above named John C. Corbett and Ernest S. Pinner, who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.

/s/ Joan Lee
Joan Lee
(Notary Seal)	Notary Public
My Commission Expires: